Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Republic First Bancorp, Inc

Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statements (Nos. 333-196024 and 333-228279) on Forms S-3 and Registration Statement (No. 333-200868) on Form S-8 of Republic First Bancorp, Inc. of our report dated October 25, 2022 relating to the consolidated balance sheet of Republic First Bancorp, Inc. as of December 31, 2021 and the consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the year ended and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Livingston, New Jersey

October 25, 2022